COMPANY CONTACT:               Tony M. Shelby
                               Chief Financial Officer
                               (405) 235-4546

KCSA CONTACT:                  Leslie A. Schupak/Joe Mansi
 (212) 682-6300, ext. 205/207

September 22, 2005

                                                                AMEX: LXU

LSB INDUSTRIES, INC. ANNOUNCES
 SUBSIDIARY TO SUSPEND PRODUCTION DUE TO
FORCE MAJEURE DECLARED BY NATURAL GAS PIPELINE

Oklahoma City, Oklahoma . . . September 22, 2005 . . . LSB Industries, Inc. whose common stock is traded over the American Stock Exchange under the symbol LXU (AMEX:   LXU) announced today that its subsidiary, Cherokee Nitrogen Company, will suspend production tomorrow at its Cherokee, Alabama facility due to the disruption in delivery of natural gas carried on the Tennessee 500 Leg natural gas pipeline.  The Tennessee 500 Leg natural gas pipeline was damaged by Hurricane Katrina, and although repairs are underway, it is unknown as to when this pipeline will be back in service.  Natural gas is the principal raw material for the production of chemical products at the Cherokee facility. During this period of suspended production, Cherokee will perform annual maintenance procedures that had been scheduled to begin October 1, 2005.  Cherokee anticipates returning its plant to production when natural gas supplies are again available on the Tennessee 500 Leg natural gas pipeline or other acceptable source.

LSB also announced that the nitric acid plant operated by its subsidiary, El Dorado Nitrogen, L.P., which is located in Baytown, Texas, has been shut down in anticipation of Hurricane Rita.  El Dorado Nitrogen coordinated its shut down with its major customer, which has also shut down its Baytown plants in anticipation of the hurricane.

LSB further announced that the chemical plant facility in El Dorado, Arkansas, operated by LSB subsidiary El Dorado Chemical Company remains in full operation.

LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.

(continued)

This press release contains the following forward-looking statement:  “Cherokee anticipates returning its plant to production when natural gas supplies are available in the Tennessee 500 Leg natural gas pipeline or other acceptable source.” Such statement is subject to risks and uncertainties that could result in results differing materially from such forward-looking statements, such as general economic conditions, regulatory changes, changes in business conditions and governmental policies, obtaining natural gas supplies on terms reasonably satisfactory to us and recurring natural disasters.  The Company has no obligation to update any forward-looking statement.

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